VALHI REPORTS THIRD QUARTER 2019 RESULTS

DALLAS, TEXAS . . November 8, 2019.  Valhi, Inc. (NYSE: VHI) reported net income from continuing operations attributable to Valhi stockholders of $13.1 million, or $.04 per diluted share, in the third quarter of 2019 compared to $142.8 million, or $.42 per diluted share, in the third quarter of 2018.   Valhi reported net income from continuing operations attributable to Valhi stockholders of $38.5 million, or $.11 per diluted share, in the first nine months of 2019 compared to $205.8 million, or $.60 per diluted share, in the first nine months of 2018.  Net income from continuing operations attributable to Valhi stockholders declined from the 2018 periods primarily due to the net effects of a third quarter 2018 recognition of a non-cash deferred income tax benefit related to Valhi’s investment in Kronos, lower operating results in the Company’s Chemicals segment in 2019 and litigation settlement charges in the second quarters of 2018 and 2019 related to NL.

The Chemicals Segment’s net sales of $437.4 million in the third quarter of 2019 were $27.1 million, or 7%, higher than in the third quarter of 2018.  The Chemicals Segment’s net sales of $1.4 billion in the first nine months of 2019 were $45.9 million, or 3%, higher than in the first nine months of 2018.  The Chemicals Segment’s net sales increased in 2019 due to the net effect of lower average TiO2 selling prices and higher sales volumes.  The Chemicals Segment’s average TiO2 selling prices were 5% lower in the third quarter and 7% lower in the first nine months of 2019 as compared to the same prior year periods.  The Chemicals Segment’s average TiO2 selling prices at the end of the third quarter of 2019 were 2% higher than at the end of the second and were comparable to the end of 2018. At the end of the third quarter of 2019, higher prices in the North American and export markets were offset by lower prices in the European and Latin American markets as compared to year end 2018. TiO2 sales volumes were 17% higher in the third quarter and 16% higher in the first nine months of 2019 as compared to the same prior year periods primarily due to higher sales in all major markets.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $9 million in the third quarter of 2019 and approximately $41 million in the first nine months of 2019 as compared to the same periods in 2018.  The table at the end of this press release shows how each of these items impacted net sales.

The Chemicals Segment’s operating income in the third quarter of 2019 was $36.3 million as compared to $61.0 million in the third quarter of 2018.  For the year-to-date period, the Chemicals Segment’s operating income was $139.6 million as compared to $295.2 million in the first nine months of 2018.  The Chemicals Segment’s operating income decreased in the 2019 periods as the unfavorable effects of lower average TiO2 selling prices and higher raw materials (primarily third-party feedstock) and other production costs more than offset the favorable impact of higher sales volumes.  The Chemicals Segment’s TiO2 production volumes were 4% higher in the third quarter and 1% higher in the first nine months of 2019 as compared to the same periods in 2018.  The Chemicals Segment operated its production facilities at overall average capacity utilization rates of 97% in the first nine months of 2019 (97% in the first, second and third quarters of 2019) compared to 95% in 2018 (95%, 97% and 92% in the first, second and third quarters of 2018, respectively).  Fluctuations in currency exchange rates also affected operating income comparisons, which increased operating income by approximately $6 million in the third quarter of 2019 and by approximately $5 million in the year-to-date 2019 period as compared to the same periods in 2018.

The Component Products Segment’s net sales decreased 1% in the third quarter of 2019 compared to the same period of 2018. Third quarter 2019 net sales decreased over the comparable 2018 period as higher marine components sales to the towboat market were more than offset by lower security products sales across a variety of markets. The Component Products Segment’s net sales increased 4% in the first nine months of 2019 compared to the same period of 2018.   Net sales increased for the first nine months of 2019 compared to the same period in 2018 due to strong sales growth for marine components partially offset by lower sales of security products, predominantly in the third quarter.  The Component Products Segment’s operating income decreased from $4.5 million in the third quarter of 2018 to $4.3 million in the third quarter of 2019 and decreased from $14.9 million in the first nine months of 2018 to $14.3 million in the first nine months of 2019, principally as a result of the decline in security products gross margin.

The Real Estate Management and Development Segment had third quarter 2019 sales of $8.1 million, including $6.3 million in revenue on sales of land held for development, compared to sales of $14.9 million in the third quarter of 2018, including $13.4 million in sales of land held for development.   For the first nine months of 2019 the Real Estate Management and Development Segment had sales of $30.5 million, including $24.3 million in revenue on sales of land held for development, compared to sales of $28.1 million in the first nine months of 2018, including $23.0 million in sales of land held for development.  Land sales revenue is generally recognized over time based on costs inputs, and land sales revenues are dependent on spending for development activities as we balance development requirements with home builder output during the year.  Land sales revenues are also impacted by the relative timing of when new land parcel sales are closed. The Real Estate Management and Development Segment had operating income in the third quarter of 2019 of $.8 million, a decrease of $2.9 million compared to operating income of $3.7 million in the 2018 period, consistent with the lower revenues.  The Real Estate Management and Development Segment had operating income of $13.7 million in the first nine months of 2019 compared to $7.9 million in the same period of 2018, primarily due to income related to the recognition of tax increment reimbursement note receivables of $8.8 million ($4.6 million, or $.01 per diluted share, net of income taxes and noncontrolling interest) in the first nine months of 2019 (primarily in the second quarter) and $3.1 million in the first quarter of 2018 and due to an increase in the amount of acreage sold in 2019 as compared to 2018.

Corporate expenses were 30% higher in the third quarter of 2019 compared to the third quarter of 2018 primarily due to an environmental remediation and related credit recognized in 2018. Corporate expenses were 13% lower in the first nine months of 2019 compared to the same period in 2018, primarily due to lower litigation and related costs and environmental remediation and related costs in 2019 compared to 2018.  The Company recognized a $62.0 million pre-tax ($40.7 million, or $.12 per diluted share, net of income taxes and noncontrolling interest) litigation settlement expense related to a litigation settlement agreement NL reached in the second quarter of 2018, which was ultimately not approved by the court. The Company recognized an additional $19.3 million pre-tax ($12.6 million, or $.04 per diluted share, net of income taxes and noncontrolling interest) litigation settlement expense primarily in the second quarter of 2019 for a settlement agreement in the same case that was approved by the court in July 2019.  In the first quarter of 2018 we sold two parcels of land not used in our operating activities for an aggregate pre-tax gain of $12.5 million ($9.6 million, or $.03 per diluted share, net of income taxes and noncontrolling interest). In the third quarter of 2019 we sold one parcel of land not used in our operations for a pre-tax gain of $4.4 million ($2.9 million, or $.01 per diluted share, net of income taxes and noncontrolling interest). In the third quarter of 2018 we recognized a pre-tax securities transaction gain of $12.5 million ($9.9 million, or $.03 per diluted share, net of income taxes) related to the sale of our interest in the Amalgamated Sugar Company LLC. Insurance recoveries aggregated $5.2 million pre-tax ($3.3 million, or $.01 per diluted share, net of income taxes and noncontrolling interest) in the first nine months of 2019, and substantially all of the insurance recoveries recognized in 2019 relate to a new settlement NL reached in the second quarter with a single insurance carrier that agreed to reimburse NL for a portion of its past and future litigation defense costs.

The Company’s income tax benefit in the third quarter and first nine months of 2018 includes a net benefit of $113 million ($.33 per diluted share) related to the recognition of a non-cash deferred income tax benefit related to Valhi’s investment in Kronos.

As previously reported, on January 26, 2018 we completed the sale of our Waste Management Segment, the results of operations of which have been reclassified to discontinued operations for all periods presented.  Discontinued operations in the first nine months of 2018 consists principally of a pre-tax gain on the disposal of this segment of approximately $58 million recognized primarily in the first quarter  ($38.6 million, or $.11 per diluted share, net of income taxes).

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although the Company believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties.  The factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);
•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•
Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs;

•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products);

•	Competitive products and prices and substitute products, including increased competition from low-cost manufacturing sources (such as China);
•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect or defend intellectual property rights;
•	The introduction of trade barriers;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar) or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies;

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber-attacks);
•	Decisions to sell operating assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
•	Our ultimate ability to utilize income tax attributes, the benefits of which may or may not presently have been recognized under the more-likely-than-not recognition criteria;
•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products) including new environmental health and safety regulations;

•	The ultimate resolution of pending litigation (such as NL’s lead pigment and environmental matters);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;

•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the titanium dioxide pigments, component products (security products and high performance marine components) and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF INCOME
(In millions, except earnings per share)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2019	2018	2019
	(unaudited)		(unaudited)
Net sales
Chemicals	$410.3	$437.4	$1,312.5	$1,358.4
Component products	30.0	29.7	90.8	94.6
Real estate management and development	14.9	8.1	28.1	30.5

Total net sales	$455.2	$475.2	$1,431.4	$1,483.5

Operating income

Chemicals	$61.0	$36.3	$295.2	$139.6
Component products	4.5	4.3	14.9	14.3
Real estate management and development	3.7	.8	7.9	13.7

Total operating income	69.2	41.4	318.0	167.6

General corporate items:
Securities earnings	19.3	2.6	36.1	9.0
Insurance recoveries	.5	.2	.9	5.2
Gain on land sales	-	4.4	12.5	4.4
Changes in market value of Valhi common stock held by subsidiaries	(7.1)	(3.1)	(11.2)	(.1)
Other components of net periodic pension and OPEB expense	(3.7)	(4.1)	(11.2)	(12.3)
Litigation settlement expense	-	.3	(62.0)	(19.3)
General expenses, net	(7.3)	(9.5)	(32.4)	(28.2)
Interest expense	(14.0)	(10.3)	(45.4)	(30.7)

Income from continuing operations before income taxes	56.9	21.9	205.3	95.6

Income tax expense (benefit)	(91.4)	4.7	(33.2)	31.8

Net income from continuing operations	148.3	17.2	238.5	63.8

Income from discontinued operations	.7	-	38.7	-

Net income	149.0	17.2	277.2	63.8

Noncontrolling interest in net income
of subsidiaries	5.5	4.1	32.7	25.3

Net income attributable to Valhi stockholders	$143.5	$13.1	$244.5	$38.5

VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF INCOME (Continued)
(In millions, except earnings per share)

	Three months ended		Nine months ended
	September 30,		September 30,
	2018	2019	2018	2019
	(unaudited)		(unaudited)
Amounts attributable to Valhi stockholders:

Income from continuing operations	$142.8	$13.1	$205.8	$38.5
Income from discontinued operations	.7	-	38.7	-

Net income attributable to Valhi stockholders	$143.5	$13.1	$244.5	$38.5

Basic and diluted net income per share
Income from continuing operations	$.42	$.04	$.60	$.11
Income from discontinued operations	-	-	.11	-

Net income attributable to Valhi stockholders	$.42	$.04	$.71	$.11

Basic and diluted weighted average shares outstanding	342.1	342.1	342.0	342.1

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES

	Three months ended	Nine months ended
	September 30,	September 30,
	2019 vs. 2018	2019 vs. 2018

Percentage change in TiO2 net sales :
TiO2 product pricing	(5)%	(7)%
TiO2 sales volumes	17	16
TiO2 product mix	(3)	(3)
Changes in currency exchange rates	(2)	(3)

Total	7%	3%